Exhibit 99.2

PRESS RELEASE	For more information contact:

Prosperity Bancshares, Inc.®	Dan Rollins
Prosperity Bank Plaza	President & Chief Operating Officer
4295 San Felipe	713.693.9300
Houston, Texas 77027	dan.rollins@prosperitybanktx.com

FOR IMMEDIATE RELEASE

PROSPERITY BANCSHARES, INC.®

PROMOTES DAN ROLLINS TO PRESIDENT

AND CHIEF OPERATING OFFICER

HOUSTON, April 19, 2006. Prosperity Bancshares, Inc.® NASDAQ: (PRSP), the parent company of Prosperity Bank®, announced today that James D. “Dan” Rollins III has been elected President and Chief Operating Officer.

“This is an important event in the progress of Prosperity Bancshares, Inc.® ,” said David Zalman, Chairman of the Board and Chief Executive Officer. “Dan is known as a banking leader and I am very pleased to have him take on expanded responsibilities as we continue the tremendous growth we have experienced over our history.”

Rollins, who will continue to report to Zalman, will be responsible for day to day bank operations and will continue to coordinate investor relations.

Mr. Rollins was appointed a Senior Vice President of Prosperity Bancshares, Inc.® in 2001 and Vice Chairman of Prosperity Bank® in 2004. He was named President of the Bank in 2005. He previously served as Executive Vice President of the Bank from 2002 to 2004 and President of the Matagorda County Banking Centers of the Bank from 1994 to 2002.

Rollins, who has 28 years of Texas banking experience, began his career in 1978 with Austin National Bank, which became part of Bank of America. He moved to Port Lavaca, Texas in 1983 where he joined First State Bank and Trust Company, which became a part of International Bank of Commerce, and rose through the ranks, serving in leadership positions in Port Lavaca and Bay City. Prior to joining Prosperity Bank®, in September 1994, he was President of First State Bank and Trust Company in Bay City, Texas. He is active in the community as a member of various civic clubs and charitable organizations.

“As we expand geographically and continue to enhance our products and services, we will benefit from Dan’s expertise, his strategic insights and his total commitment to customer relationships,” added Zalman. “He is an invaluable contributor and has made a significant impact on our strategic initiatives and direction.”

“It is amazing to realize that in a little more than a decade, Prosperity bankers have created the largest Houston- based financial holding company with $4.4 billion in assets, almost 1,000 employees, 89 locations and a market capitalization of approximately $1 billion. I feel fortunate to be part of this growth story that is being created by our team of Real Bankers®,” said Rollins.

Rollins received his Bachelor of Business Administration from the University of Texas at Austin and is a graduate of the Southwestern Graduate School of Banking at Southern Methodist University.

Prosperity Bancshares, Inc.®

Prosperity Bancshares®, a $4.4 billion Houston, Texas - based regional financial holding company, formed in 1983, was named to the Keefe Bruyette & Woods, Inc. 2005 Honor Roll for achieving exceptional earnings per share growth for the past 10 years. Other recent honors include being named to the Sandler O’Neill & Partners 2005 Bank and Thrift Small All Stars, listed in US Banker’s August 2005 Top 100 Publicly Traded Mid-Tier Banks, ranked #2 out of 195 publicly traded companies in the 2005 Stephens, Inc. Bank and Thrift Performance Matrix and the Houston Chronicle’s Houston 100 list.

Operating under a community banking philosophy, Prosperity seeks to develop broad customer relationships based on service and convenience. Prosperity offers a variety of traditional loan and deposit products to its customers, which consist primarily of consumers and small and medium sized businesses. In addition to established banking products, Prosperity offers a complete line of services including: Internet Banking services at www.prosperitybanktx.com, Retail Brokerage Services, MasterMoney Debit Cards, and 24 hour voice response banking. Prosperity currently operates eighty-nine (89) full service banking locations, thirty-eight (38) in the Houston CMSA; sixteen (16) in the Corpus Christi area; eleven (11) in the Dallas area; five (5) in the Austin area; two (2) in East Texas; and seventeen (17) in fifteen contiguous counties south and southwest of Houston generally along the NAFTA highway.

Prosperity Bank® operates the following full service banking centers:

Austin Area - Allandale Congress Lakeway Oak Hill Research Blvd Dallas Area - Abrams Centre Camp Wisdom Kiest Preston Road Turtle Creek Westmoreland Blooming Grove Cedar Hill Corsicana Ennis Red Oak

Corpus Christi Area -

Airline

Alameda

Carmel

Everhart

Northwest

Saratoga

Water Street

Woodlawn

Alice

Aransas Pass

Kingsville

Mathis

Port Aransas

Portland

Rockport

Sinton

East Texas Area -

Crockett

Grapeland

Houston Area -

Aldine

Bellaire

CityWest

Copperfield

Cypress

Downtown

Fairfield

Gladebrook

Heights

Highway 6

Holcombe

Katy

Medical Center

Memorial

Midtown

Pecan Grove

Post Oak

River Oaks

SW Medical Center

Sugar Land

Tanglewood

Waugh Drive

Westheimer

Woodcreek

Uptown

Angleton

Clear Lake

Cleveland

Dayton

Galveston

Hitchcock

Liberty

Magnolia

Mont Belvieu

Needville

Sweeny

West Columbia

Winnie

South Texas Area - Bay City Beeville Cuero East Bernard Edna El Campo Goliad Gonzales Hallettsville Palacios Port Lavaca Seguin Victoria Victoria - Navarro Victoria - North Wharton Yoakum Yorktown

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release contains, and the remarks by our management on the conference call may contain, forward-looking statements within the meaning of the securities laws that are based on current expectations, assumptions’ estimates and projections about Prosperity Bancshares®, and its subsidiaries. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of Prosperity’s control, that may cause actual results to differ materially from those expressed or implied by the forward-looking statements. These risks and uncertainties include whether we can: continue to sustain our current internal growth rate or our total growth rate; successfully identify acquisition targets and close and integrate acquisitions; continue to provide products and services that appeal to our customers; continue to have access to the debt and equity capital we need to sustain our growth; and achieve our sales objectives. Other risks include the possibility that credit quality could deteriorate; actions of competitors; changes in laws and regulations (including changes in governmental interpretations of regulations and changes in accounting standards); customer and consumer demand, including customer and consumer response to marketing; effectiveness of spending, investments or programs; fluctuations in the cost and availability of supply chain resources; economic conditions, including currency rate fluctuations and interest rate fluctuations; weather; and the stock price volatility associated with “small-cap” companies. These and various other factors are discussed in our most recent Annual Report on Form 10-K and other reports and statements we have filed with the SEC.

Copies of Prosperity Bancshares’s ® SEC filings may be downloaded from the Internet at no charge from www.prosperitybanktx.com.

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